                   PANHANDLE CELLULAR PARTNERSHIP AGREEMENT
                            For Panama City, Florida
                                     MSA 283

      This Agreement is by and among the Parties who have timely executed and delivered a Counterpart Signature Page for this Agreement ("Parties") subject, however, to the right of Brian L. O'Neill to accept this Agreement depending upon the number of signatories hereto. The Counterpart Signature Pages, together with this Agreement, constitutes the entire agreement of the Parties ("Agreement").

      WHEREAS, each Party hereto is a beneficiary of the Joint Agreement, dated November 21, 1986 by and among: Denman Resources, Inc. (14 parties); Mobile Telephone Corporation (13 parties plus Brian L. O'Neill); Western Cellular Engineering, Inc. (1 party); and

      WHEREAS, One Party, Brian L. O'Neill is the permittee (referred to herein as the "Permittee" or "Winning Partner") designated by the Federal Communications Commission ("FCC") for authorization ("Authorization") to build and operate the non-wireline cellular system ("System") for Panama City, FL MSA 283 ("Market"); and

      WHEREAS, in order to clarify each Party's rights and obligations with respect to the Authorization for the Market, the Parties desire to form this Panhandle Cellular Partnership ("Partnership") to supersede and replace the Joint Agreement and all other agreements under which persons may claim an interest in the System under the terms and conditions set forth herein; and

      WHEREAS, the formation of two business entities appears to be a condition to obtaining acceptable equipment and working capital financing for the System. The two entities would be arranged in a two tier structure such that all interest holders would join together in a partnership which would constitute a holding entity. This holding entity would act as the limited partner in an operating entity which would operate the System. Through an Executive Committee the holding entity would pledge its ownership interest in the operating entity to secure System financing.

      NOW, THEREFORE, in consideration of the mutual obligations herein contained, the receipt and sufficiency of which consideration the Parties hereby acknowledge, the Parties agree as follows:

                                 I. Organization

      1.1 Governing Agreement. The Partnership shall be governed by the terms and conditions set forth herein. The Parties hereby intend to form a general partnership on the terms herein stated.

      1.2 Name and Place of Business. The name of the Partnership shall be the Panhandle Cellular Partnership. The Partnership may also do business under such other names as are authorized by the Executive Committee from time to time. The name may be changed from time to time by the Executive Committee of the Partnership ("Executive Committee"). The principal place of business of the Partnership shall be Panama City, Florida or any other place authorized by the Executive Committee. The Partnership shall be a Florida Partnership.

      1.3 Purpose. The purpose of this Partnership is to own and manage the limited partnership or other interest in the entity which will operate the System for the Market ("Partnership Business"). This Partnership may take any and all action necessary, incidental or convenient to carry out the Partnership Business.

      1.4 Term. The term of the Partnership shall commence on April 29, 1988 ("Effective Date"). The term shall continue until the ninety-ninth anniversary of the Effective Date, or until earlier terminated as provided herein. This term may be extended at its expiration date for a similar term only upon approval of those holding a majority interest in the Partnership.

      1.5 Formation. The Partnership shall include each Party who has returned an executed Counterpart Signature Page on or by the date specified in the letter circulating this Partnership document and paid the initial $200.00 Capital Call for each .99% interest. Beneficiaries of the Joint Agreement dated November 21, 1986 who fail to become signatories to this Agreement as a result of not signing and returning to Winning Party the Counterpart signature page and Qualifications Questionnaire before April 29, 1988 shall thereby forfeit all rights in this Partnership, and shall forfeit all contract and all other rights associated with cellular telephone business in the Market, subject to prior FCC consent, if any is necessary. All such forfeited interests shall automatically be added to each Partner's Ownership Interest as specified in Section 2.3 below. Winning Partner shall have the right to allow additional Parties to join this Partnership at any time. Such additional Parties may include those who are claiming an interest in the System in the lawsuit captioned Mitchell, et al v. O'Neill, et al, Bay County, Florida Cause No. 87-3325. Any person added as an additional party shall be required to contribute capital in such amount as to put such person on a par with other Parties holding like interests and sign this Agreement. All parties hereto recognize and agree that the addition of additional Parties to this Partnership will have the effect of reducing the Partnership Interest of Parties hereto.

      1.6 Assignment. Parties hereto shall be permitted to assign all or part of their interest(s) to another entity or other entities and any such entity or entities shall succeed to all rights and obligations of the transferor(s).

      1.7 Two Tier Structure. This Partnership may become the limited partner in a limited partnership which may operate the System in the Market. It is anticipated that this partnership will own 99.01% of such limited partnership. A
 .99% interest in a limited partnership operating entity may be granted to the general partner of the limited partnership which acts as an operating entity. The general partner in the Operating Entity may be an entity in which Winning Partner has an interest.

                            II. Capital Contributions

      2.1 Initial Partnership Share. Winning Partner has at least a 50.01% Ownership Interest in this Partnership. The other Parties to this Agreement ("Minority Parties") have each acquired the right to obtain up to a 0.9900% interest in this Partnership. All computations under this Agreement shall be to the nearest ten thousandth of a percent. Any amounts left over shall be added to increase the interest of the Winning Partner.

      2.2 Capital Contributions. Notwithstanding anything to the contrary, each Party hereto ("Partner") shall contribute to the Partnership in cash its pro-rata share of the capital of the Partnership in the amounts requested in writing ("Capital Calls") from time to time by the Executive Committee of the Partnership. Each Partner's capital contribution shall be made within thirty
(30) days following the date that the Capital Call for the contribution is delivered to the Partner pursuant to Section 10.10 below. For purposes of this Agreement, each Partner's pro-rata share shall equal the percentage of its Ownership Interest in the Partnership at the time of the Capital Call. Capital Calls except the initial Capital Call of $200.00 for each .9900% interest upon each Partner shall include an explanation of the reasonably anticipated uses of the funds.

      2.3 Ownership Percentages. Each Partner shall initially have an Ownership Interest in the Partnership determined in accordance with Sections 1.5 and 2.1 above. After the contributions have been made in response to each Capital Call, the interest in the Partnership ("Ownership Interest") held by each Partner shall equal the percentage derived by multiplying the Partner's total capita contributions by one hundred and then dividing by the total capital contributions made by all of the Partners.

      2.4 Initial Capital Call. The action of the Winning Partner in soliciting and receiving the initial Capital Call of $200.00 for each .99% interest to be applied according to this Agreement is hereby ratified, confirmed and approved by each signatory to this Agreement.

      2.5 Failures to Contribute. If any Partner fails to make all or part of a Capital Call when due pursuant to Section 2.2 above, then the Partner shall be considered to be in material default with respect to its Ownership Interest in the Partnership and such Partner's interest shall be reduced by operation of
Section 2.3 above. If a Partner fails to make its initial Capital Call, its ownership in the Partnership shall be forfeited to the other partners, subject to the provisions of Section 1.5 above and prior FCC approval, if any is necessary. No right to cure under this Agreement shall apply to any failure to make a Capital Call when due, unless approved by unanimous vote of the Executive Committee. Each deficiency in meeting a Capital Call may be met by a further pro-rata Capital Call on Partners other than the Partner(s) responsible for the deficiency. Such further contributions shall be credited to the Capital Accounts and the Ownership Interest of the Partners making the further contributions and shall be determined in accordance with the total contributions made by each Partner subject to the limitations set forth in this Agreement. Whenever a Partner's interest falls below .2500% and such Partner is in default with respect to any obligations under this Agreement the Permittee shall have the right to tender to such defaulting Partner the book value of such defaulting Partner's interest and such tender shall result in the automatic transfer of the interest of the defaulting Partner to the Permittee.

      2.6 Partnership Financing. Loan agreements for system financing shall be without recourse to the Partners or shall expressly limit each Partner's joint and several liability to that particular Partner's Ownership Interest. The Partnership may participate in the formation and management of a business entity which will hold the Authorization and enter into financing agreements using the interests in such business entity as collateral to secure financing. By majority vote of the Executive Committee, this Partnership shall have the right to pledge all of its interest in the operating entity as security for financing. Such pledge shall indirectly include the 50.01% interest of the Winning Partner as well as the interest of the minority partners.

      2.7 Application Expenses. Permittee shall be entitled to credit toward his initial and subsequent Capital Call contribution requirements for the expenses incurred in connection with his application, the dismissal of any petitions to deny, or other costs incurred in furtherance of the business of this Partnership or in furtherance of the business of the entity which is owned by this Partnership and which operates the System ("Operating Entity"). The costs of prosecuting the winning application which are incurred after the lottery, defending the winning application's selection and grant and developing the Partnership Business shall be borne by the Partnership and not individually by the Winning Partner. This includes all such costs and expenses including but not limited to attorney's fees, application fees, transportation costs, office expenses, start-up costs, salaries and any other expenses associated with the operation of this Partnership or the Operating Entity.

                      III. Capital Accounts and Allocations

      3.1 Title to Property. This Partnership as an entity shall hold sole and exclusive title to the assets of this Partnership and to all authorizations, equipment, records, and other property, whether real, personal or intangible, acquired by this Partnership. No Partner shall have any right, in law or equity, to request the partition of any asset or property of this Partnership, or to demand property other than cash upon any distribution by this Partnership.

      3.2 Capital Accounts. A separate Capital Account ("Capital Account") shall be maintained for each Partner on the books of the Partnership in accordance with generally accepted accounting principles. The Capital Account of each Partner shall (i) be credited with the Partner's cash capital contributions to the Partnership and with the net income and gain, if any, of the Partnership allocated to such Partner and (ii) be charged with the net losses, if any, of the Partnership allocated to such Partner and with all distributions made by the Partnership to such Partner. No Partner shall be entitled to interest on its Capital Account. For purposes of this Agreement, Partnership net income, loss and gain shall be determined by the Partnership's accountants in accordance with generally accepted accounting principles.

      3.3 Distributions. Distributions of net income and other Partnership proceeds to the Partners shall be made quarterly in accordance with their Ownership Interests at the time of distribution. However, the amount available, if any, for each such distribution shall be determined by the Executive Committee.

Distributions of net income shall not exceed such quarter year's net income, less the amount determined by the Executive Committee to be reasonably required for non-expensed items in the Partnership budget, such as payment of debt, principal due or past due, capital investment needs, and working capital. No Partner shall be required to make a capital contribution to provide the funds necessary to make a distribution, nor shall the Partnership be required to borrow money for such purpose.

      3.4 Tax Allocations. Taxable income, gain or loss and items of tax credit of the Partnership for each taxable year shall be determined by the Partnership's accountants in accordance with applicable income tax laws, rules and regulations and shall be allocated to the Partners in proportion to their respective Ownership Interests.

                                 IV. Management

      4.1 Partner Voting. Each Partner's voting percentage shall equal the percentage of its Ownership Interest in the Partnership. The Executive Committee shall maintain records indicating the Ownership Interest of each partner in the Partnership. When a Partnership vote is required a vote reflecting more than fifty percent (50%) in Ownership Interest ("Majority Vote") shall be required.

      4.2 Partners' Meeting. A meeting of the Partners shall be held at least once each year. The first Partners' Meeting shall take place no later than ninety (90) days after the Effective Date of the Partnership. Partners holding a total of at least fifty percent (50%) in Ownership Interests shall constitute a quorum necessary for a Partners' Meeting. Each Partner may designate a proxy to represent it at Partners' Meetings, by giving written notice thereof to the Executive Committee. The person so designated will continue to hold said proxy until the Executive Committee receives written notice of either the revocation of said proxy or the designation of a successor proxy holder by the Partner.

      4.3 Executive Committee. Complete and exclusive power to conduct the business affairs of this Partnership is hereby delegated to the Executive Committee of this Partnership ("Executive Committee"), consisting of three members; provided, however, that prior to the first annual meeting, the Winning Partner is hereby granted all powers of the Executive Committee. Each member of the Executive Committee shall be elected at the annual Partners' Meeting; provided, however, that those persons holding 49.99% of the voting power of this Partnership (which group may include

[Illegible] Partner) shall be entitled to elect one of the three members of the Executive Committee at each annual meeting. Members of the Executive Committee may be removed at any time by Majority Vote of the Partners. However, the Executive Committee may fill by appointment any vacancy in its membership which occurs between annual Partners' Meetings or if the annual Partners' Meeting fails to elect all required members of the Executive Committee. Meetings of the Executive Committee shall be held not less than two times per year and such meetings may be held by conference telephone call. A majority (more than fifty percent) of the Executive Committee shall constitute a quorum for the transaction of its business. Each action of the Executive Committee shall require a vote of a majority of the Executive Committee members casting a vote. The Executive Committee shall have the authority to pledge the Ownership Interest of this Partnership in the operating entity as security for System financing on a non-recourse basis to the individual Partners of the Partnership. Each Partner hereby grants to and confirms in the Executive Committee power of attorney and all authority necessary to pledge as security for any such financing the interest of this Partnership in the Operating Entity and to take all action deemed by a majority of the Executive Committee to be in the best interest of this Partnership. Such power of attorney is hereby agreed to be coupled with an interest. All powers hereby conferred upon the Executive Committee are hereby agreed to be irrevocable. The Executive Committee is given the broadest power allowable restricted only by good faith and fair dealing.

      4.4 Chairperson and Employees. The Executive Committee shall elect a Chairperson from among its members. The Chairperson shall preside at all Executive Committee meetings and all Partners' Meetings. The Executive Committee may delegate responsibilities and authority to the Chairperson, the System's general manager, or other Partnership employees to the extent it considers reasonable. The System's general manager may be delegated the day to day responsibility for conducting the Partnership Business.

      4.5 Meeting Notices. written notice of each Partners' Meeting and each Executive Committee meeting shall be given by the Chairperson of the Executive Committee to each Partner and Executive Committee member, respectively. The notice shall state the place, date, hour and purpose of the meeting. Notice of any meeting shall be given not less than ten (10) nor more than thirty (30) days before the date of the meeting, unless otherwise waived in writing. When a meeting is adjourned to reconvene at another time or place it shall not be necessary to give notice of the reconvened meeting if the time and place of the reconvened meeting are announced at the adjourned meeting.

      4.6 Minutes. Minutes reflecting the actions taken at meetings of the Partnership and Executive Committee shall be kept. Copies of the minutes shall be maintained at the office of the Partnership and shall be properly transmitted to a Partner or its representative upon written request.

      4.7 Arrangements with Partners. The Partnership may enter onto reasonable agreements with a Partner or affiliate of a Partner for the performance of services or the acquisition of System property. However, each such agreement shall be on terms no less favorable to the Partnership than could readily be obtained if it was made with a person or entity who is not a Partner or affiliate of a Partner.

      4.8 Indemnification. The Partnership shall indemnify and hold harmless the Executive Committee from any loss or damage, including attorneys' fees, incurred by it by reason of any act Performed by it on behalf of the Partnership or in furtherance of the Partnership's Business; provided, however, that such indemnification or agreement to hold harmless shall be recoverable only out of the assets of the Partnership and not from the Partners; provided, further, that the foregoing indemnity shall extend only to acts or omissions performed or omitted by the Executive Committee in good faith and in the belief that its acts or omissions were in the Partnership's interest, and which are not a result of gross negligence or misconduct on the part of the Executive Committee (unless a court having jurisdiction determines that the Executive Committee is fairly and reasonably entitled to such indemnification). Nothing in this Section 4.8 shall prohibit the Executive Committee from acquiring and entering into contracts of insurance at the expense of the Partnership that will provide protection to the Executive Committee from liability for its negligence. Nothing contained in this Agreement shall allow or be construed to allow an Executive Committee member to obtain payment or reimbursement for legal fees or other expenses incurred in connection with any dispute with the Winning Partner.

      4.9 No Partner Authority. No Partner shall take any part in the conduct or control of the Partnership's business nor have any right or authority to act for or on behalf of the Partnership, except as (a) a member of the Executive Committee or (b) an agent or employee of the Partnership.

      4.10 Operating Entity. The Operating Entity will operate the System in the Market. The Executive Committee of this Panhandle Cellular Partnership is empowered to pledge the entire interest of this Partnership in the Operating Entity as additional security for the obligations of the Operating Entity. It is anticipated that the Operating Entity will acquire equipment and working capital financing on a secured basis and pledge all of its own assets as security for such financing.

                              V. Books and Accounts

      5.1 Fiscal Year. The fiscal year of the Partnership shall and on December 31st of each year, or such other date approved by the Executive Committee.

      5.2 Books and Records. The Partnership shall maintain proper books and accounts in accordance with generally accepted accounting principles and the provisions of this Agreement. Upon the close of each fiscal year, or as otherwise approved by the Executive Committee, all such books and accounts shall be audited by the Partnership accountants.

      5.3 Reports and Tax Returns. At least fifteen (15) days prior to the commencement of each fiscal year, the Executive Committee shall mail to each Partner the annual budget for the Partnership for the fiscal year, together with the annual budget for the business entity which operates the cellular system. Within one-hundred and twenty (120) days after the end of each fiscal year, except in extraordinary situations, the Executive Committee shall mail to each Partner (i) financial statements for the Partnership, including its balance sheet as of the end of the year, its statement of income and earnings for the year, and a statement of changes in its financial position for the year; (ii) all necessary financial, tax, and other data required for inclusion in or preparation of tax returns for the Partners; (iii) financial statements for the business entity which operates the System in Panama City including its balance sheet as of the end of the year, its statement of income and earnings for the preceding year and a statement of changes in its financial position for the year. The Executive Committee may issue other reports from time to time as it considers appropriate.

      5.4 Right of Inspection. Each Partner shall have the right, at its own expense, to examine and inspect, at reasonable times during business hours, the books, records, accounts, properties and operations of the Partnership at the Partnership place of business. Such examination and inspection may be conducted by the Partner or its authorized agents. However, such examination or inspection shall not interfere with the operation of the Partnership.

                            VI. Transfers of Interest

      6.1 Assignment Permitted. Subject to the grant by final order of any required FCC or other regulatory consent, and subject to the terms of this Agreement, each Partner may sell, assign, or exchange (collectively "Assign") all or part of its Ownership Interest to or with any other person or entity ("Assignee"). However, the assigning Partner shall remain fully liable for any an all of its obligations as a Partner which are incurred prior to the date upon which the assignment of its Ownership Interest is effective. The Assignee thereafter shall be subject to all the terms and conditions of the Partnership Agreement, including all obligations under this Agreement which are attributable to the assigned Ownership Interest. Partners shall supply adequate proof satisfactory to the Executive Committee of each Partner's right to participate in this Partnership, and each person who claims an interest in the Partnership hereby warrants his or her rights to so participate.

      6.2 Notice of Assignment. A Partner who agrees or is required by operation of law or order of a court of competent jurisdiction, to sell assign or exchange all or part of its Ownership Interest shall notify the Executive Committee and counsel to the Partnership at least thirty (30) days in advance of the consummation of the sale, assignment, or exchange (collectively "Assignment"). The notice shall set forth the name, address, citizenship, and other information necessary to establish the legal qualifications of the Assignee to hold the interest to be assigned. This notice is for information purposes only, and shall not constitute the offering of any right of first refusal to purchase the interest.

      6.3 Approvals and Documentation. If the prior consent of the FCC, any state regulatory agency, or other governmental authority is required for the Assignment, such consent shall be obtained prior to consummation of the Assignment and admittance of the Assignee as a Partner. The Assignee shall execute and acknowledge all instruments and applications, in form and substance satisfactory to counsel for the Partnership, which are necessary or desirable to obtain such consent, to effectuate the Assignment, to admit the assignee as a Partner, and to bind the assignee under all of the terms and conditions of the Partnership Agreement. Prior to admission as a Partner, the Assignee shall reimburse the Partnership for all reasonable expenses, including attorneys' fees, incurred by the Partnership in connection with the Assignment.

      6.4 Preservation of Authorization. No Partner may assign all or part of its Ownership Interest to any other person or entity unless the Assignment, in the opinion of the Partnership's counsel, will not disqualify the Partnership from receiving or holding the Authorization.

      6.5 Involuntary Assignment. Upon the death, bankruptcy, insolvency or incompetency of a Partner, the legal representative, guardian, receiver, creditor's committee or other successor in interest of the Partner, as the case may be, shall notify the Executive Committee in writing of such event and, subject to the restrictions in this Agreement and to Section 6.2 above through this Section, shall be assigned the Partner's Ownership Interest and admitted as a Partner.

      6.6 Encumbrance of Ownership Interest. No Partner shall pledge, hypothecate, grant a security interest in or otherwise encumber its Ownership Interest on the partnership unless: (i) the Partner gives not less than thirty
(30) days prior written notice to the Executive Committee of the creation of the encumbrance; (ii) the encumbrance attaches solely to the subject Ownership Interest, and does not attach to any real, personal or intangible property, equipment, or other asset of the Partnership; (iii) the secured party is obligated to comply with Sections 6.2, 6.3, 6.4, and 6.5 above in the event it attempts to enforce the encumbrance; and (iv) any such grant is subject to any and all prior action with respect thereto by the Executive Committee.

                       VII. Representation and Warranties

      7.1 Representations and Warranties. Each Party or Partner represents and warrants that: (i) it is duly formed (if not a natural person), validly existing, and in good standing under the state and local laws to which it is subject, with full power and authority to enter into and to perform its obligations under this Agreement; (ii) its execution and performance of this Agreement will not conflict with, or result in a material breach of or default under, any agreement, instrument, law, regulation, order, decree or judgment to which it is subject; (iii) this Agreement is binding and enforceable against it;
(iv) it shall appoint a representative who shall have full power and authority to vote for it on Partnership matters and such authority shall not be abrogated until a successor representative is appointed; (v) it has no knowledge of any fact or circumstance which would disqualify it, the Partnership or the entity owned by this Partnership from receiving a final grant of the Authorization;
(vi) the statements made or to be made in its application for the Authorization are true, correct and complete and it has no prohibited cross interest in any other mutually exclusive application or settlement group; (vii) if the application is dismissed or returned by the FCC it shall immediately notify the Executive Committee of such action;

(viii) it has not engaged in any improper act, practice or omission which, if not timely corrected, would result in disqualification of the Operating Entity to obtain or operate under the Authorization.

                                  VIII. Default

      8.1 Material Default. If a Party for any reason breaches any covenant, representation or warranty of this Agreement as contained in Sections 6.1-6.6 inclusive, 7.1, 10.1, 10.2, and 10.5 hereof, and the breach is not cured within thirty (30) days after written notice of the breach is provided to the defaulting Party, then the Party shall be considered to be in material default. Any Party who commits such a material default shall be liable to the Partnership for, and shall indemnify the Partnership against, all resulting damages, losses, and/or expenses suffered and/or incurred by the Partnership including reasonable attorneys' fees and litigation expenses, suffered or incurred by the Partnership. The exercise of rights provided in Section 8.2 below shall not relieve the Party of such liability or indemnification and shall not constitute a waiver, by any Party of the Partnership of any right or remedy against the defaulting Party under this Agreement, including the right to offset damages, losses and expenses against any amount owed to the defaulting Party.

      8.2 Sale on Material Default. Each Party who commits a material default may, at the election of a majority of the Executive Committee, be required to forfeit its interest in this Agreement, and subject to any required FCC consent, to transfer to the Winning Partner its Ownership Interest, if any, for an aggregate amount equal to the lesser of (i) the balance of its capital account; or (ii) the Partnership book value of its Ownership Interest, as determined in accordance with generally accepted accounting principles. However, if such material default occurs before the Party's payment of its share of the Initial Capital Call, the Party's Ownership Interest shall be forfeited for no compensation whatsoever and the interest, if any, so forfeited shall automatically become the property of this Partnership. The provision of this paragraph may be waived on a case by case basis by vote of the Executive Committee.

                         IX. Dissolution and Termination

      9.1 Dissolution. Subject to prior FCC and regulatory consent, if any is required, the Partnership shall dissolve upon the occurrence of any of the following events: (i) Majority Vote of the Partners to dissolve the Partnership;
(ii) the expiration
of the term of this Partnership in which event the interest of all Minority Parties and all rights associated with the Partnership Business shall automatically terminate.

      9.2 Right to Continue. If the Partnership is dissolved the Winning Partner or his designee shall have the right to continue the Partnership Business for the account of Winning Partner or his designee.

      9.3 Winding Up. In the event of the dissolution of the Partnership for any reason, unless the Partnership is continued pursuant to Section 9.2 above, the Partnership shall be liquidated and its affairs wound up by the Executive Committee in an orderly yet proper manner. The Partners shall continue to share all items of income, gain, loss, deduction or credit for tax purposes, and all profits and losses for accounting purposes, during the period of liquidation in the same manner as before the dissolution. In order to obtain full market value from the sale of Partnership assets, the Executive Committee shall have the full right and discretion to determine the time, manner and terms of each sale of Partnership property pursuant to the liquidation.

      9.4 Distribution Upon Liquidation. After paying or providing for the payment of all debts and liabilities of the Partnership and all expenses of liquidation, and after reserving funds reasonably sufficient to cover contingent or unforeseen liabilities or obligations of the Partnership, the proceeds of the liquidation and any other assets of the Partnership shall be distributed to the Partners in accordance with their Ownership Interests at the time of distribution.

                                X. Miscellaneous

      10.1 Mutual Cooperation. Each Party shall, in good faith, cooperate with each other Party, the Partnership, and the Executive Committee in promptly undertaking all actions, executing all documents, and filing all materials with the FCC, any other governmental body, lenders, vendors, or financial institutions as may reasonably be necessary or desireable to fulfill each of the Party's obligations under this Agreement.

      10.2 Other Business. Nothing contained in this Agreement shall restrict any Partner or affiliate of a Partner from engaging in any business outside of and independent from the Partnership, except that no Partner or affiliate of a Partner shall be a sales agent or reseller of the wireline cellular system in the Market.

      l0.3 Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties, their legal representatives, heirs, administrators, executors, successors and permitted assigns.

      10.4 No Agency. The Parties understand and agree that neither this Agreement nor the Partnership itself grants or creates in any Party or the Partnership any power of agency to bind or obligate the Partners, except as expressly set forth in this Agreement.

      10.5 Confidential Information. Under no circumstances shall any Party utilize or disclose in any manner which is in any way adverse to the interests of the Partnership or any Party any confidential information, including but not limited to engineering, technical, financial, managerial and marketing information, whether or not patentable or copyrightable, disclosed by a Party to the Partnership or to the other parties in connection with Partnership matters or created by the Partnership itself or by the Parties in connection with Partnership matters.

      10.6 Specific Performance. Each Party acknowledges that monetary damages for breach of any of the provisions of this Agreement could be inadequate. Each Party therefore acknowledges that specific performance, temporary and permanent injunctive relief, and other appropriate remedies may be granted to enforce any such provision without proof of actual damage or the inadequacy of the remedy at law. Notwithstanding the foregoing, damages may also be awarded in addition to specific performance for breach of this Agreement.

      10.7 Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall continue to be in full force and effect.

      10.8 Governing Law. This Agreement and the rights of the Parties hereunder shall be governed, interpreted, and enforced in accordance with the laws of the State of Florida.

      10.9 Final Order. For purposes of this Agreement, a final order of a government authority shall mean an order which is effective and is no longer subject to administrative or court reconsideration, review, appeal or stay.

      10.10 Notices. All notices, demands and Capital Calls required or permitted under this Agreement shall be in writing and shall be conclusively presumed to have been delivered to the recipient three (3) business days after posting in the United

States mail, first class, postage prepaid, to the recipient's address shown at the time on the records of the Partnership. Any Party may specify a different address by notifying the Executive Committee on writing of the change in address.

      10.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument. Each signed counterpart shall be dated.

      10.12 Headings. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

      10.13 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

      10.14 Entire Agreement. This Agreement and the Counterpart Signature Pages specifying the Partnership constitute the entire agreement between the Parties, superseding all prior agreements or understandings between the Parties. This Agreement may be modified or amended only by an instrument in writing adopted in accordance with the provisions of this Agreement.

      10.15 Pending Litigation and Claims. There is pending a lawsuit concerning conflicting claims to interests in this Partnership. Said proceeding is pending in the circuit court of the Fourteenth Judicial District in the State of Florida in and for Bay County under Case Number 87-3325. Nothing contained in this Agreement shall be deemed to constitute a warranty with respect to the true right to Ownership Interest and/or rights to the Panama City Market. Each Minority Partner hereto shall be responsible for the preservation of his or her own interest in this Partnership and/or the Panama City Market. If additional Partners are admitted as a result of decree or settlement, such event shall not give rise to a claim for damages and/or equitable relief in favor of any Minority Party hereto. The Executive Committee shall by majority vote have absolute and unfettered discretion and authority to settle claims to participate in this Partnership on whatever terms it deems by majority vote to be in the best interests of this Partnership even though such settlement may reduce the interest of each Minority Party in this Partnership, provided such action is taken in good faith.

      10.16 Surrender of Rights. Each signatory to this Agreement surrenders all rights which each signatory has by virtue of any and all prior settlement agreements and/or merger agreements and/or other agreements or acts in and to any interests associated with the operation of a cellular system in Panama City in favor of the terms of this Agreement. Such surrender of rights shall apply whether or not all twenty eight
(28) minority interest holders to whom this Agreement is presented sign and return this Agreement and pay the initial Capital Call in a timely fashion. In the event less than all twenty eight minority interest holders sign this Agreement the Winning Partner may elect to form another entity to serve as a holding entity. In such event the rights of the signatories hereto in the System shall be limited and governed by this agreement rather than by previously executed settlement agreements (which would include the Denman settlement agreement, the MTC agreement and the Western Cellular Agreement) or the merger agreement which was the Joint Agreement of November 21, 1986.

      Effective date of the Partnership is April 29, 1988.